Exhibit 10.02

CONFIDENTIAL

April 8, 2016

Amyris, Inc.

5885 Hollis Street, St. 100

Emeryville, CA 94608

Attention: Chief Executive Officer

Re: Transaction Documents between the Bill & Melinda Gates Foundation and Amyris, Inc.

Ladies and Gentleman:

This letter agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into as of the date first set forth above in connection with the investment by the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, of five million dollars ($5,000,000.00) (the “Foundation Investment”) in common stock, par value $0.0001 per share of Amyris, Inc. (the “Company”). The Foundation has agreed to make the Foundation Investment in accordance with and subject to the provisions of the Stock Purchase Agreement dated April 8, 2016 (“SPA”), and the Mutual Confidential Disclosure Agreement dated June 8, 2015 (the “CDA”) (collectively, as amended from time to time in accordance with their terms, the “Transaction Documents”).

In consideration of the Foundation entering into the SPA and making the Foundation Investment on the terms and conditions stated herein and in the Transaction Documents, and for other good and valuable consideration, the undersigned hereby irrevocably agree as follows:

1.                  Charitable Purposes and Use of Funds

(a)                The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the U.S. Internal Revenue Code (the “Code”). The Foundation’s primary purpose in making the Foundation Investment is to further significantly the accomplishment of the Foundation’s charitable purposes, including the relief of the poor, distressed, and underprivileged, the advancement of science, and the promotion of health, by seeking to (i) address global health challenges that disproportionately impact developing countries and (ii) increase the access of poor and distressed individuals and families in developing countries to life-saving and other important vaccines, drugs and technologies that may assist in the prevention, treatment and detection of diseases or conditions within the Foundation’s priority areas (collectively, the “Charitable Purposes”).

(b)               The Foundation believes that the Company’s technology and development expertise have the potential to produce quality supplies of artemisinic acid (“AA”) and amorphadiene (“AD”) that may be converted to artemisinin for inclusion in artemisinin combination therapies used to treat malaria (“ACTs”) in furtherance of the Charitable Purposes to ensure a more stable supply of ACTs, interrupting a trend of volatile agricultural artemisinin supply that results in price uncertainty and periods of very high artemisinin cost. The Foundation is entering into this transaction to (i) reduce supply uncertainty of artemisinin by increasing the

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supplier base for AA and AD through the entry and continued operation of the Company as a reliable, quality and affordable supplier of AA and AD for conversion into artemisinin and then for inclusion in quality-assured ACTs and (ii) lower the cost of artemisinin via lower-cost AA and AD with the potential reduction in cost of ACTs through the Company’s production of AA and AD at lower costs than other alternative production methods.

(c)                The Company agrees to use the aggregate amount of the proceeds from the Foundation Investment solely to develop a new, low-cost Strain (including Strain improvements, process development, manufacturing, and quality systems) to produce AA and AD from the Strain and supply such AA and AD, at prices lower than AA and AD are supplied as of the date of this Letter Agreement, to companies qualified to convert AA or AD to artemisinin for anti-malarial uses and/or that produce ACTs that meet applicable WHO standards (collectively, “Purchasers”) in accordance with the Global Access Commitments below. For clarity, notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Company is not required to segregate the proceeds of the Foundation Investment from other Company funds, but the Company will instead track and report, per Section 7, its expenditures related to its Global Access Commitments, which, in the aggregate, will be no less than the amount of the Foundation Investment.

2.                  Definitions. For the purposes of this Letter Agreement, the following terms have the meanings indicated. Other terms are defined elsewhere in this Letter Agreement.

“Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with a party to this Letter Agreement for so long as such control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to such person or entity and, further, where such control shall be presumed to exist where a person or entity owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity. For the avoidance of doubt, an Affiliate of the Foundation includes (a) any successor charitable organization of the Foundation from time to time that is a tax-exempt organization as described in Section 50l(c)(3) of the Code and (b) any tax exempt organization as described in Section 50l(c)(3) of the Code controlled by one or more trustees of the Foundation.

“Change in Control” means (i) the acquisition after the date of this Letter Agreement, directly or indirectly, by any person or group (within the meaning of section 13(d)(3) of Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company; (ii) a merger, consolidation or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction; or (c) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

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“Commitment Period” means the period beginning on the Closing Date (as defined in the SPA) and ending on the earliest to occur of (i) the later of such time as ACTs are no longer the WHO’s recommended first line treatment for malaria or the Foundation no longer owns any Foundation Stock, and (ii) such time as both the Company’s Strain development program under this Letter Agreement has concluded (the Company has incurred expenditures related to its Global Access Commitments which, in the aggregate, are equal to or greater than the Foundation Investment) and the Foundation has sublicensed, under Section 3(d)(ii), at least three (3) sublicensees to make AA or AD from the Escrowed Materials and any two (2) of these sublicensees Comes to Market.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share and any securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such common stock.

“COGS” means Amyris’s standard cost of production of AA or AD, as determined in accordance with Amyris’s usual and customary accounting methods, which are in accordance with GAAP; provided that this amount is not greater than the “total cost of ownership” as determined by the Foundation’s methodology in the Total Cost of Ownership Handbook for Pharmaceuticals.

“Comes to Market” means the sublicensee commences commercial launch of AA or AD that meets applicable WHO standards, as demonstrated by a purchase of such AA or AD by a Purchaser, which purchase is confirmed by the Foundation in its discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Foundation Stock means (a) if the Common Stock is Freely Tradable, the closing price of the Common Stock on the primary U.S. securities exchange on which the stock trades on the most recent day such exchange was open for trading prior to the closing date of the redemption or purchase under Section 6(b) below and (b) if the Common Stock is not Freely Tradable, the then current fair market value per share of the Foundation Stock as determined by a mutually agreed upon (which agreement will not be unreasonably withheld, conditioned or delayed) third-party appraiser.

“Freely Tradable” means that the Common Stock is a class of securities registered under section 12 (or any successor provision) of the Exchange Act, is not subject to restrictions from trading under the Securities Act or state securities laws and is listed on a U.S. national securities exchange and the Company is current in its filings with the SEC.

“Foundation Stock” means all shares of Common Stock purchased by the Foundation under the SPA and held by the Foundation or its Affiliates.

“Intellectual Property” means all (a) technology and (b) intellectual property rights, privileges and priorities provided under federal, state, foreign and multinational law, including all: (i) patents and patent applications, inventions, discoveries, machines, manufactures, tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical or physical materials and other similar materials, compositions of matter, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, and Know-How, whether patented or patentable;

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(ii) copyrights and works of authorship, including computer applications, software, files, databases, documentation, reports and regulatory submissions; and (iii) trade secrets, drawings, lists and other proprietary, non-public or confidential information, documents or materials in any media.

“Know-How” means all technical information, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings, reports or data.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed with the SEC pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Minimum Purchase Price” means a price per share of the Foundation Stock equal to the price per share paid by the Foundation for the Foundation Stock pursuant to the SPA(as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), plus a compounded annual return of 10% per annum from the date of issuance of the Foundation Stock until the date the Foundation has received payment in full for the Foundation Stock pursuant to the Withdrawal Rights in Section 6(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Strain” means a yeast genetically engineered, developed, or enhanced by the Company to produce AA or AD. For clarity, “Strain” encompasses populations, subpopulations, and derivatives of such genetically engineered, developed, or enhanced yeast.

“Target Diseases” means polio, malaria (including falciparum and vivax), tuberculosis, cryptococcus, certain neglected infectious diseases (including hookworm, trichuris, ascaris, loa, leishmaniasis, trypanosomiasis, chagas, rabies, cysticercosis, trachoma, onchocerciasis, schistosorniasis, Japanese encephalitis, guinea worm, lymphatic filariasis, human African trypanosomiasis (HAT) and leprosy), pertussis, measles, rubella, yellow fever, Group B streptococcus, dengue, zika, Ebola, Lassa Fever, and diarrhea/enteric diseases (including ETEC, shigella, cryptosporidium, cholera, typhoid, rotavirus, norovirus and hepatitis E).

“Technical Assistance” means providing, with up to five personnel, up to a maximum of one-hundred twenty (120) hours per person per month, teleconference, video conference, and/or in-person consultation services by relevant Company employees with regard to the sublicensee’s implementation of the Escrowed Materials to produce AA or AD from the escrowed Strain solely for conversion into artemisinin that is only included in ACTs used to treat malaria. All such hours provided will be billed to the Foundation or sublicensee at an hourly rate of US$168 per hour. The project plan for Technical Assistance, including staffing levels, will be mutually agreed by the Company and the Foundation or sublicensee in advance of the commencement of such services. The Company will invoice the Foundation or sublicensee at the end of each month for the hours of Technical Assistance provided during such just-ended month, and the Foundation or sublicensee will pay such invoiced amount to the Company within thirty (30) days after receipt of the invoice. The Foundation or sublicensee shall also reimburse the Company its reasonable documented expenses, including travel expenses, incurred with respect to the Technical Assistance, and such

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amounts will be included in the invoiced amounts. For clarity, if neither the Foundation nor the sublicensee has timely paid an invoice for Technical Assistance, the parties agree that the Company has no obligation to provide Technical Assistance to such sublicensee until the outstanding invoice has been paid.

“WHO” means World Health Organization.

3.                  Global Access Commitments

The following paragraphs are intended to ensure satisfaction of the Charitable Purposes. In consideration of the Foundation Investment, the Company agrees to the following (collectively “Global Access Commitments”) effective as of the Closing Date (as defined in the SPA):

(a)                Supply Commitment.

(i)                 The Company will use reasonable and diligent efforts to achieve technical success in commercial scale production of AA and AD for ACTs that meet applicable WHO standards.

(ii)               In each calendar year during the Commitment Period commencing in 2017, the Company will fulfill in accordance with the Company’s ordinary course of business all reasonable orders for AA or AD from Purchasers up to an aggregate maximum of 300 MT of AA and AD combined, but the Foundation understands and agrees that the timing of the Company fulfilling such an order may be delayed if at the time the Company’s resources are constrained as a result of fulfilling its commitments pursuant to this Letter Agreement with respect to technology transfer or the deposit of Escrowed Materials and that a delay in fulfilling an order for such reasons will not constitute a material breach of this Letter Agreement.

(b)               Affordability.

(i)                 During the Commitment Period, the Company will supply the AA or AD to Purchasers at a price not to exceed COGS plus ten percent (10%).

(ii)               During the Commitment Period, the Company will include the following binding commitment, using language substantially similar to the following, in each purchase and/or supply agreement with a Purchaser for the purchase of the Company’s AA or AD that will be converted into artemisinin and included into ACTs:

“[Purchaser] agrees that it (i) will sell artemisinin and/or ACTs produced using any of the AA or AD produced by the Company at a price that is affordable for public sector purchasers of ACTs such as the Global Fund to Fight AIDS, TB and Malaria or the President’s Malaria Initiative and (ii) will take into account any savings in the cost of its production resulting from the lower price of AA or AD produced by the Company when setting the price of its artemisinin and/or ACTs.”

The Company will take reasonably necessary steps to ensure that its Purchasers comply with such binding commitments. The Company and the Foundation acknowledge that the intent of the foregoing provision is to try to ensure that any cost savings in the price of AA or AD

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produced by the Company relative to AA or AD market prices as of the date of this Letter Agreement will result in a lower cost of artemisinin and/or ACTs for end users, and the Company and the Foundation will cooperate in good faith during the Commitment Period to modify these provisions as needed to best achieve this objective.

(c)                Covenant not to Sue Third Party AA or AD Producers under the Company’s Patents. If, prior to the Foundation’s grant of a non-exclusive sublicense in subsection (d)(ii) below, a third party making, using, offering for sale, selling, or importing AA or AD that is solely used to produce artemisinin for ACTs to treat malaria infringes or allegedly infringes a claim of a patent or patent application owned or licensed by the Company that is necessary to make such AA or AD (other than any patents or patent applications exclusively licensed or sublicensed to The Institute for OneWorld Health per the Amended and Restated Exclusive Development and Commercialization Agreement dated January 11, 2008 (the “IOWH Agreement”)), the Company covenants to the Foundation that it will not seek to enforce (whether via an injunction, a declaratory relief action, a claim for damages, or otherwise) such patent or patent application against such third party’s making, using, offering for sale, selling, or importation of such AA or AD. Such a third party will be considered a third-party beneficiary under this Agreement for the purpose of enjoying the benefits of this subsection (c). For clarity, such covenant does not apply to a third party’s making, using, offering for sale, selling, or importation of AA or AD that is not solely used to produce artemisinin for ACTs to treat malaria. In addition, the Company has no obligation under this subsection (c) to provide, transfer, permit use of, license, disclose, or otherwise make available to any third party any of the Company’s Strains, Know-How, or other Intellectual Property relevant to making, using, offering for sale, selling, or importing AA or AD.

(d)               Non-Exclusive License to the Foundation.

(i)                 License Grant. Effective at Closing (as defined in the SPA), for a one-time fee of Ten Thousand Dollars ($10,000), the Company hereby grants the Foundation a worldwide, non-exclusive, perpetual, irrevocable, fully-paid up, royalty-free, sub-licensable license under all Intellectual Property owned or licensed by the Company that is necessary to make, use, import, sell and offer for sale AA or AD from the escrowed Strain (other than any patents or patent applications exclusively licensed or sublicensed to The Institute for OneWorld Health per the IOWH Agreement) solely for the Foundation and its sublicensees to make, use, import, sell, and offer for sale AA or AD from the escrowed Strain solely for the production of artemisinin for ACTs to treat malaria.

If requested in writing by the Foundation, the Company agrees to cooperate with the Foundation in executing documents reflecting or recording the foregoing license.

(ii)               Sublicensees. The Foundation shall have the right to grant sublicenses of the license granted in subsection (d)(i); provided, however, with respect to a sublicense for the making of AA and AD (including access to and use of the escrowed Strain and other Escrowed Materials described in subsection (d)(iii) below), the Foundation may grant a sublicense for the making of AA or AD (and provide access to and use of the escrowed Strain and other Escrowed Materials) to only a sublicensee (1) who has executed a written sublicense agreement with the Foundation that contains the provisions set forth in Appendix 3 attached hereto and (2) for whom

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the Company has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) or who is listed by the parties on Appendix 4 attached hereto.

Each sublicensee must be an entity or organization with a reputable record for safety, legal compliance, and corporate integrity.

(iii)             Escrow of AA/AD Strain for the Foundation’s License. The Company shall, within the later of forty-five (45) days of the date of this Letter Agreement and five (5) business days after the Closing Date (as defined in the SPA), deposit with a mutually agreed third party escrow agent (the “Escrow Agent”), pursuant to an escrow agreement entered between such Escrow Agent, the Company, and the Foundation: (1) the Strain that the Company is currently using to produce AA and AD and (2) the Company’s current process, including a report (the “Technology Transfer Report”), which includes the following elements: a description of the current production process, applicable standard operationg procedures (the “SOPs”), in-process and final product specifications, analytical method development and validation reports, contact information and production requirements for external CRO’s or CMO’s engaged by the Company to perform process steps in the production of AA and AD, contact information for suppliers of critical reagents, and all additional materials and information needed to produce AA and AD with such Strain (collectively (1) and (2), as updated from time-to-time by the Company under the next paragraph, the “Escrowed Materials”).

The Company shall, on or about every April 1 and October 1 and in addition within thirty (30) days of a one-time written request by the Foundation, update the Escrowed Materials by replacing (1) the escrowed Strain with the Company’s then-most current, improved version of the Strain used to produce AA and AD and (2) the Technology Transfer Report to produce AA and AD with such then-current Strain. Upon the conclusion of the Company’s AA and AD Strain development program under this Letter Agreement, the Company will make a final deposit of the final optimized AA and AD Strain with the Escrow Agent and a Technology Transfer Report for the optimized Strain, after which deposit the Company’s obligations to update the Escrowed Materials shall terminate.

The Foundation will have the right to request release of the Escrowed Materials from the Escrow Agent at any time following their deposit to any entity that has a sublicensee under subsection d(ii) to make AA or AD. During the Commitment Period, upon release of the Escrowed Materials to a sublicensee under subsection d(ii), the Company agrees to provide, commencing after sixty (60) days prior written notice from the Foundation, reasonable Technical Assistance to such sublicensee to enable the sublicensee to make effective use of the Escrowed Materials consistent with the license in subsection (d)(i). However, the parties agree that the Company is not obligated to provide Technical Assistance to more than five (5) sublicensees, even if the Foundation has sublicensed more than five (5) sublicensees under subsection d(ii). Due to the potential variances in sublicensees’ facilities, equipment, capabilities, personnel, experience, locations, infrastructure, and/or operations, there is no guarantee of successful implementation or performance of the Escrowed Materials at any sublicensee, even after the Technical Assistance.

Any dispute between the parties regarding the deposit or release of the Escrowed Materials shall be resolved as provided in Section 21.

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For clarity, the Escrowed Materials shall be used by the Foundation and its sublicensees only pursuant to the license granted in subsection (d)(i) and the restrictions set forth in subsection (d)(i) and (d)(ii) above, and such disclosure or release is not intended to grant any other rights of use, express or implied.

(e)                Treatment of Additional Target Diseases. The parties acknowledge that in addition to the use of artemisinin to produce ACTs to treat malaria, now or in the future it may be possible for artemisinin to be used for the treatment of other Target Diseases. The Company agrees that during the Commitment Period, if the Foundation so requests in writing to the Company, (i) the license granted in Section 3(d)(i) of this Letter Agreement (including any sublicense thereof) will also allow the Foundation and its sublicensees to make, use, import, sell, and offer for sale AA or AD from the escrowed Strain for the production of artemisinin for use in the treatment of any or all of the Target Diseases and (ii) the covenant not to sue in Section 3(c) will also apply to the making, using, offering for sale, selling, or importing of AA or AD that is used for the production of artemisinin for use in the treatment of any or all of the Target Diseases.

4.                  Third Party Costs.

Except as otherwise provided in this Letter Agreement, the Company shall be responsible for all costs associated with its technology and Intellectual Property owned, controlled or licensed-in. The Company shall use reasonable and diligent efforts to ensure that any Intellectual Property and technology it owns, controls or in-licenses is available for potential sublicensing to the Foundation and other third parties consistent with the terms of this Letter Agreement. For the avoidance of doubt, the obligations under this paragraph shall not require the Company to secure rights to any third party Intellectual Property at the Company’s expense. Consequently, if a third party licensor to the Company requires any fees, milestones, royalties, and/or other compensation for the Company to sublicense such third party’s Intellectual Property to the Foundation or its sublicensees under Section 3(d)(i), the Foundation or its sublicensees must pay all such amounts and comply with the terms of Company’s license agreement with such third party.

5.                  Obligations in the Event of Acquisition; Preservation of Global Access Commitments.

In the event the Company or the Company assets necessary to perform the Company’s obligations under the Transaction Documents are transferred to, sold or acquired by a third party, including as a result of a Change in Control (any such transfer, sale or acquisition, including a Change in Control, is referred to herein as a “Transfer”), the Company will ensure all of the Company’s obligations hereunder are assumed by the purchaser, transferee, acquirer or successor in a written agreement reasonably acceptable to the Foundation. Excluding (i) the Company’s non-compete covenant in Section 7.6(a) of the IOWH Agreement and (ii) the licenses and sublicenses granted by the Company to OneWorld Health per the IOWA Agreement, the Company will not grant to a third party any rights or enter into any arrangements that would prohibit, prevent or otherwise restrict the Company or any purchaser, transferee, acquirer, or successor of Company assets or the Company from fulfilling the Global Access Commitments and the Company’s other obligations under the Transaction Documents. For clarity, notwithstanding anything to the contrary in the Transaction Documents, the Foundation’s rights hereunder which exist on the date of a Transfer shall not be terminated by such Transfer.

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6.                  Withdrawal Rights.

(a)                A “Charitability Default” will occur if the Company either (i) fails to comply with the restrictions in Sections 1(c) and 9 of this Letter Agreement on the use of funds from the Foundation Investment, (ii) fails to comply with the other related U.S. legal obligations set forth in this Letter Agreement, including the requirements set forth in Sections 7, 8, 11, and 11 below, or (iii) is in material breach of the Global Access Commitments (for the avoidance of doubt the parties agree that a breach of the Global Access Commitments that tax counsel selected by the Foundation determines is more likely than not to result in the Foundation Investment failing to qualify as a “program related investment” under the Code will constitute a material breach of the Global Access Commitments). Each party agrees to promptly notify the other party in writing if it becomes aware of any Charitability Default. Notwithstanding anything in this Agreement to the contrary, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company after it becomes aware of a Charitability Default.

(b)               If the Company commits a Charitability Default and fails to remedy it within ninety (90) days of receipt of the above described notice, then, in addition to all other rights and remedies available at law or in equity, at any time following the cure period set forth above in this Section 6(b), the Foundation will have the right to request that the Company proceed with one of the following (the “Withdrawal Rights”):

(i)                 redeem all of the then-held Foundation Stock at a price per share equal to the greater of (x) the Minimum Purchase Price or (y) the Fair Market Value, provided that such redemption shall be made only to the extent permitted by applicable law concerning distributions to holders of equity interests,

(ii)               facilitate the purchase of the then-held Foundation Stock by a third party at a price per share equal to the greater of (x) the Minimum Purchase Price or (y) the Fair Market Value in a transaction that complies with applicable law, or

(iii)             solely in the event the Common Stock is not Freely Tradable at the time, the Company may elect to register the resale of the then-held Foundation Stock on an effective registration statement filed under the Securities Act with the SEC and keep the registration statement continuously effective under the Securities Act until the earlier of (x) the date all of the Foundation Stock has been sold or (y) the date that is 2 years following the effective date of the registration statement.

If the Company elects to satisfy the Withdrawal Right pursuant to Section 6(b)(iii) and the Foundation receives less than the Minimum Purchase Price per share for any of the Foundation Stock sold, then the Company will pay the Foundation as soon as practicable the difference between the price received by the Foundation and the Minimum Purchase Price.

(c)                If the Company is unable to redeem all of the then-held Foundation Stock under Section 6(b)(i) because it is prohibited from doing so under applicable law concerning distributions to holders of equity interests, and the Company is not able to provide the Withdrawal Right pursuant to Section 6(b)(ii) or 6(b)(iii), then the Company shall redeem as much of the Foundation Stock as is legally permissible and continuously use its best efforts to effect the Withdrawal Rights,

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consistent with applicable law, until such time as the Foundation and its Affiliates no longer hold any Foundation Stock.

(d)               Except as otherwise provided in the Transaction Documents, the Company’s obligations and the Foundation’s rights under the Transaction Documents, including the Global Access Commitments, will survive following the Foundation’s complete divestiture, whether via Withdrawal Rights and/or other sale or transfer, of the Foundation Stock.

(e)                The Company shall pay all fees and expenses incident to the performance of or compliance with the Foundation’s exercise of its Withdrawal Rights.

7.                  Required Reporting; Audit Rights

In addition to any and all reports required to be delivered to the Foundation under Section 8 below, the Company shall furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(a)                Within ninety (90) days after the end of each of the Company’s fiscal years during which the Foundation owns any Foundation Stock, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement as Appendix 1, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(b)               Within ninety (90) days after the end of the Company’s fiscal year during which the Foundation ceases to own any Foundation Stock, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement as Appendix 2, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the time that the Foundation held any Foundation Stock, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(c)                Any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 7(c); and

(d)               During the two (2) years following the date of this Letter Agreement, within thirty (30) days after the end of each of the Company’s fiscal quarters during which the Foundation owns any Foundation Stock, a financial report showing the Company’s projected income statement, cash

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flow statement and balance sheet for each fiscal quarter remaining in the current fiscal year and the following fiscal year.

(e)                Full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4) , provided that as long as the Company is a reporting company under the Exchange Act, the timely filing of quarterly, annual and current reports pursuant to section 13 or 15(d) of the Exchange Act and all other required filings with the SEC shall be deemed to satisfy the financial reporting obligations in this Section 7(d).

(f)                The following programmatic reports:

(i)                 Progress report on process development to scale-up and mass produce AA and AD to the necessary quality standards including the resulting COGS and new Strain development. Such report will be provided quarterly for the first 12 months after the date of this Letter Agreement, semi-annually for the next 12 months and annually thereafter.

(ii)               Annual report on sales of AA and AD, including the volume, price, Purchasers and COGS.

(g)               The Company will maintain adequate accounting records and copies of any reports submitted to the Foundation related to sales of AA and AD to Purchasers. The Company will retain such records and reports for 4 years after the Foundation’s funds are fully spent and will make such records and reports available, pursuant to Section 8 below, to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

8.                  Access to Records

The Company shall maintain books and records adequate to provide such information as is necessary to comply with Treasury Regulations section 53.4945-5(b)(4), as amended from time to time. The Company shall provide the Foundation access to such books and records at reasonable times for a period beginning on the Closing Date (as defined in the SPA) and ending four years after the date on which the Foundation no longer holds any Foundation Stock. For the avoidance of doubt, the Foundation’s access shall not be dependent upon the Foundation’s percentage ownership in the Company.

Without limiting the generality of the foregoing paragraph, the Company agrees to permit employees or agents of the Foundation, all of whom are bound by written confidentiality obligations or policies substantially similar to the Foundation’s obligations under the CDA, at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s relevant books and accounts of record and to make copies and memoranda of the same, in each case at the Foundation’s expense to audit the Company’s compliance with the use of the Foundation Investment, the Global Access Commitments (including COGS and total cost of ownership) and the reporting requirements set forth herein; provided that the Foundation will not conduct such an examination or audit more frequently than once per calendar year unless required due to any audit, request or inquiry of the Foundation by the Internal Revenue Service or because the Company previously materially failed such an annual audit. If the Company maintains any relevant records (including computer generated records and computer software programs for

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the generation of such records) in the possession of a third party, the Company, upon request of the Foundation, will notify such party to permit the Foundation free access to such records at all reasonable times and to provide the Foundation with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the Foundation’s expense. All such information provided or disclosed hereunder that constitutes Proprietary Information as defined in the CDA is subject to the CDA.

9.                  Prohibited Uses.

The Company shall not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment shall not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit of, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

10.              Disqualified Person.

To the knowledge of each of the Foundation and the Company: (a) the Company is not a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code), (b) no disqualified person with respect to the Foundation owns more than five (5) percent of the Company’s shares, and (c) the Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company. With respect to “knowledge” of the Company, such representation is based solely on a review of the SEC filings made by third parties as required under the US securities laws and the stock records of its transfer agent as of the most recent practicable date prior to entry into this Letter Agreement.

11.              Anti-Terrorism.

The Company will not use the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries against which the U.S. maintains a comprehensive or targeted sanctions embargo (currently, Cuba, Iran, (North) Sudan, Syria, North Korea, Russia and Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

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12.              Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by the Transaction Documents or the Company’s organizational documents (e.g., certificate of incorporation), including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

13.              Public Reports; Use of Name.

The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public documents, and to the extent required by applicable law or regulation. Any announcement of the Foundation Investment by the Company or on behalf of the Company by its representatives, directors, stockholders and agents, will require the Foundation’s prior written approval.  Such parties shall also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation.  Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business. Nothing in this Section 13 prohibits the Company from disclosing the Transaction Documents, the transactions contemplated therein, or the Foundation’s identity and participation to the extent such disclosure is required by applicable laws, regulations, or stock exchange requirements.

14.              Indemnification.

(a)                Company’s Obligation. The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, agents, and representatives (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim to the extent arising out of or relating to bodily injury, death or property damage caused by the Company’s making, using, selling, offering for sale, and importation of AA and AD or the Company’s infringement or misappropriation of a third party’s Intellectual Property.

THE COMPANY ACKNOWLEDGES AND AGREES THAT THE FOUNDATION’S ROLE UNDER THE TRANSACTION DOCUMENTS IS STRICTLY TO PROVIDE CHARITABLE FUNDING THROUGH THE FOUNDATION INVESTMENT AND THAT THE FOUNDATION DOES NOT HAVE RESPONSIBILITY FOR, OR CONTROL OVER, THE

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DESIGN, DEVELOPMENT, PRODUCTION, MANUFACTURE, SALE, DISTRIBUTION, EXPORT, OWNERSHIP, POSSESSION OR USE OF ANY COMPANY PRODUCTS.

(b)               Process. The Foundation will give the Company prompt written notice of any Claim subject to indemnification; provided that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14. The Company shall not have any liability or obligations with respect to any Claim under this Section 14 to the extent such Claim results from an Indemnitee’s fraud, negligence, gross negligence or willful misconduct.

(c)                Disclaimer. THE PARTIES WILL NOT BE LIABLE TO EACH OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES (INCLUDING LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY SUCH OTHER PARTY) SUFFERED BY SUCH OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE OF ANY KIND WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE PARTY KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT; provided that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Indemnitee shall extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits).  The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

15.              Assignment

This Letter Agreement may not be assigned by either party without the prior written consent of the other party; provided, that this Letter Agreement may be assigned by the Foundation to an Affiliate. The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Stock to an Affiliate, the Foundation may assign to any such transferee all of its rights under this Letter Agreement attached to such Foundation Stock, including the Withdrawal Rights. This Letter Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

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16.              Entire Agreement; Modification

This Letter Agreement and the other Transaction Documents, including all exhibits hereto and thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties with respect to the subject matter of the Transaction Documents, and supersede and terminate all prior agreements, negotiation and understandings between the parties, whether oral or written, with respect to such subject matter. No subsequent alteration, modification, amendment, change or addition to this Letter Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties. In the event of a conflict between the terms of this Letter Agreement and the terms of any other Transaction Document, the terms of this Letter Agreement shall control.

17.              Authority

Each of the parties covenants, represents and warrants that it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties (including, with regard to the Company, Hercules Technology Growth Capital, Inc.) are required or necessary for this Letter Agreement to be so binding.

Except for the Company’s non-compete covenant in Section 7.6(a) of the IOWH Agreement, the execution, delivery and performance by the Company of this Letter Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) conflict with or violate any provisions of the Company’s certificate of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any Material Contract, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected, except in the case of clause (c) such as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company or its business.

EXCEPT AS EXPRESSLY SET FORTH IN THIS LETTER AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR SAFETY, AND ANY WARRANTY AS TO THE NON-INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS THROUGH THE PRACTICE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER.

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18.              Charitability Opinion

As a condition to making the Foundation Investment, the Foundation shall have obtained a written legal opinion from tax counsel (to be provided at the Foundation’s expense), that the Foundation Investment will qualify as a program-related investment under the Code.

19.              Headings, etc.

Section headings are not to be considered part of this Letter Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. The words “include,” “includes” and “including” used in this Letter Agreement shall be deemed to be followed by the words “without limitation.”

20.              Governing Law

This Letter Agreement shall be governed by the laws of the State of Washington, excluding its conflicts of laws provisions.

21.              Dispute Resolution

The parties will resolve any dispute, controversy or claim arising out of or relating to this Letter Agreement, or the breach, termination or invalidity hereof (“Dispute”) in accordance with this Section 21. If a Dispute arises, the parties will each appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. If such representatives are unable to resolve the Dispute within twenty (20) business days after the Dispute is submitted to them, the Dispute shall be immediately referred by written notice to an executive officer of each of the parties.

If such executive officers are unable to resolve such Dispute within ten (10) business days after the Dispute is submitted to them and a party wishes to pursue the Dispute further, each such Dispute shall be finally resolved by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in English by a panel of three (3) persons experienced in the biotechnology business, as follows: within thirty (30) days after initiation of arbitration, each party shall select one (1) person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator in the established term, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Seattle, WA or a place otherwise mutually agreeable to the parties. Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Unless otherwise agreed by the parties, any arbitration award will be issued no later than six (6) months after the conclusion of the arbitration. It is expressly understood and agreed by the parties that the rulings and award of the tribunal shall be conclusive on the parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof. Either party also may, without waiving any remedy under this Letter Agreement, seek from any court having jurisdiction any injunctive or

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provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages or relief prohibited or excluded elsewhere under this Letter Agreement. Each party will bear its own costs and expenses and attorneys’ fees in an arbitration, but the cost of any arbitration (including the fees and expenses of the arbitrators) shall be borne by the parties in inverse proportion as they may prevail on matters resolved by the arbitrators, which proportionate allocations shall also be determined by the arbitrators at the time the determination of the arbitrators is rendered on the merits of the matters submitted. Except to the extent permitted under the CDA, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

22.              Counterparts.

This Letter Agreement may be executed in one or more counterparts, including by signatures delivered by facsimile or pdfs, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed on April 8, 2016.

Amyris, Inc.		Bill & Melinda Gates Foundation

By:	/s/ Nicholas Khadder	By:	/s/ Jim Bromley

Name:	Nicholas Khadder	Name:	Jim Bromley

Title:	Corporate Secretary &	Title:	CFO
General Counsel

Appendix 1

[OFFICER’S/DIRECTOR’S] CERTIFICATE

AMYRIS, INC.

[DATE]

This certificate is being delivered by Amyris, Inc., a Delaware corporation (the “Company”), pursuant to Section 7(a) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of April 8, 2016 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1.                  During the fiscal year ended [DATE], the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2.                  Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the fiscal year ended [DATE].

3.                  Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to the process development activities set forth in Section 1(c) of the Letter Agreement and the Global Access Commitments set forth in the Letter Agreement during the fiscal year ended [DATE].

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Amyris, Inc.

By:
Name:
Title:

Appendix 2

[OFFICER’S/DIRECTOR’S] CERTIFICATE

AMYRIS, INC.

[DATE]

This certificate is being delivered by Amyris, Inc., a Delaware corporation (the “Company”), pursuant to Section 7(b) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of April 8, 2016 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1.                  During the term of the Foundation Investment, the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2.                  Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the term of the Foundation Investment.

3.                  Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to the process development activities set forth in Section 1(c) of the Letter Agreement and the Global Access Commitments set forth in the Letter Agreement during the term of the Foundation Investment.

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

Amyris, Inc.

By:
Name:
Title:

Appendix 3

TERMS OF ANY SUBLICENSE AGREEMENT TO MAKE AA OR AD

1. Sublicensee will not use the released escrowed Strain except to make AA and AD, and such AA and AD will be used, imported, offered for sale, and sold only for the production of artemisinin for ACTs to treat malaria.

2. Sublicensee will covenant not to reverse engineer the released escrowed Strain, not to engineer or genetically modify such Strain, and not to distribute, disclose or transfer such Strain or any related Intellectual Property to any third party unless expressly agreed in writing by the Company, in its sole discretion.

3. Sublicensee will agree to (i) hold in strict confidence and take all reasonable precautions to protect the Escrowed Materials (including the Strain) and any other Proprietary Information (as defined in the CDA) of the Company that it obtains and (ii) not divulge any of such information or any information derived therefrom to any employee who does not have a need to know for the sublicensee to exercise its sublicense rights or to any third party.

4. Each sublicensee will represent and warrant that its manufacture and supply of AA and AD will be conducted in accordance with applicable laws, rules and regulations.

5. The sublicensee’s sublicense and use and possession of the Escrowed Materials (including the Strain) will terminate immediately upon sublicensee’s breach of the sublicense agreement. Upon termination, the sublicensee will immediately destroy all of the Strain in its possession and certify to such destruction.

6. At least once per quarter, the Company will have the right, upon reasonable prior notice and during normal business hours, to inspect the sublicensee’s facilities at which the AA and AD is manufactured from the released escrowed Strain.

7. The Company will have the right, upon reasonable prior notice and during normal business hours, to have a representative present from time-to-time during a sublicensee’s manufacture of the AA and AD from the released escrowed Strain.

8. The Company will be named as a third party beneficiary of the sublicense agreement between the Foundation and the sublicensee, and as between the Foundation and the Company, the Company will have the primary right, but not obligation, to pursue actions against the sublicensee to protect the released escrowed Strain and related Intellectual Property vis a vis the sublicensee.

9. Each sublicensee will, per reasonable and customary obligations, agree to indemnify the Company for sublicensee’s actions under the sublicense.

10. Each sublicensee will obtain and maintain insurance coverage with a reputable carrier at amounts commercially reasonable for its activities and commitments under its sublicense.

Appendix 4

FOUNDATION’S INITIAL SUBLICENSEES TO MAKE AA OR AD

Anthem BioSciences

Apello, a division of Hengdian Group Kangyu Pharmaceutical Co., Ltd.

Biocon Ltd.

Celltrion Inc.

Cipla Ltd.

Concord Biotech Ltd.

Fosun Pharma

Green Cross Corporation

Huvepharma NV

Ipca Laboratories

LG Life Science Ltd.

Pfizer Inc.

Shanghai Aurisco Industry Co. Ltd. / Zhejiang Tiantai Aursico Pharma, Co., Ltd.

Sterling Pharmaceutical Services